POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that S.A.C. MultiQuant Fund, LLC, a limited liability company organized under the laws of Anguilla (the "Company"), hereby constitutes and appoints Brian Cohn and Peter Nussbaum, and each of them, the true and lawful agents and attorneys-in-fact of the Company, with full power of substitution and resubstitution, for the Company and in its name, place and stead, in any and all capacities, to sign any and all statements on Schedule 13D and Schedule 13G prepared pursuant to the Securities Exchange Act of 1934, as amended, and all amendments to such statements and filings, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agents and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as the Company might or could do itself. The Company hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

WITNESS the due execution hereof in Stamford, Connecticut this 27th day of October, 2004.

                                    S.A.C. MULTIQUANT FUND, LLC

                                    By: /s/ John Dyrud
                                        --------------------------------
                                        Name:   John Dyrud
                                        Title:  Secretary



Sworn to before me this 27th day of October, 2004


/s/ Palmavon J. Webster
--------------------------------
Notary Public